Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-276987
Dated May 30, 2024

Enabling the Cell-Free Biomanufacturing Revolution

Invizyne combines the best of biology and chemistry to produce new, essential, and valuable chemicals



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FORWARD-LOOKING STATEMENTS

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This presentation contains "forward-looking" information. The information indicates expected future business and financial performance and financial condition. Forward-looking statements address matters that are uncertain. Forward-looking statements are not guarantees of future performance or financial condition, and are only based on management's current expectations, assumptions, estimates and projections about the Company and the industry segments in which the Company operate. The statements that are forward looking are subject to the risks and uncertainties that the Company will face, many of which are discussed in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, for the offering. You are urged to consider these risk factors in evaluating your investment in the Company.

The information contained in this presentation has been prepared to assist interested parties in making their own evaluation of the investment opportunity related to the Company and does not purport to be all-inclusive or to contain all of the information that a prospective investor may desire. In all cases, interested parties should conduct their own investigation and analysis of the data set forth in this presentation and the registration statement for the offering. The Company has not assumed any responsibility for independent verification of any of the forward-looking information contained in this presentation or the related registration statement, including projections and future events and assumptions on which the projections and future events are based. None of the Company or their respective affiliates and representatives makes any representation or warranty (expressed or implied) as to the accuracy or completeness of the forward-looking information contained in this presentation and the related registration statement. Those parties or entities expressly disclaim any and all liability based on or relating to any representations or warranties (expressed or implied) contained in, or errors or omission from, this presentation and the related registration statement or based on or relating to the recipient's use or the use by any of its affiliates or representatives of this presentation or the related the registration statement or any other written or oral communications transmitted to the recipient or any of its affiliates or representatives in the course of its investment evaluation related to this investment opportunity.

The offering will be made only by means of a prospectus forming a part of the registration statement on Form S-1 relating to these securities that has been filed by the Company with the U.S. Securities and Exchange Commission. The securities offered by the Company are highly speculative. Investing in the shares of common stock of the Company involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that an investment in the Company common stock could be illiquid for an indefinite period of time.

Prior to this offering, there has been no public market for the shares of common stock of the Company. The Company has applied to list its shares of common stock on the Nasdaq Capital Market, sometimes referred to as "Nasdaq." The listing will not be approved until the time of the offering. No assurance can be given that the application will be approved or that an active trading market for the shares of common stock will develop. The Company will not consummate and close this offering without a listing approval letter from Nasdaq. If the Company does not receive a Nasdaq listing approval, they will terminate the offering.

Listing securities entails significant ongoing corporate obligations including but not limited to disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. If the Company is unable to satisfy these obligations, of which there can be no assurance, the common stock may be delisted. For additional information on Invizyne Technologies, Inc. and the offering, please review the current registration statement on Form S-1 (# 333-276987) that can be found at the following location EDGAR Entity Landing Page (sec.gov).

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The world is using **unsustainable and inefficient** manufacturing processes to make fuels, foods, medicines, and other products

Examples of the fundamental manufacturing problems:

Petroleum-Based Manufacturing

- Polluting and non-renewable
- Requires massive capex & manufacturing footprint
- Waste product toxicity and environmental degradation
- Does not provide competitive advantages and leads to a race to the bottom markets

Plant-Derived Products

- Extensive land use for small amounts of plant-derived chemicals
- Large water consumption strains local supplies
- Pesticide and fertilizer cost and environmental degradation
- Seasonal variability
- Competes with food production

1st Generation Synthetic Biology

- Not economical to manufacture
- Long development cycles
- Low yields are common
- Systems often do not scale efficiently and/or affordably
- Toxicity of products can kill cells, which is the manufacturing platform

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Changes the paradigm by taking the enzyme pathway out of the cell

CELLS ARE COMPLICATED


Renewable
Feedstocks
1
2
7
30+
Low
Product
Yields
Toxicity

Only 5-10% of activity goes into chemical production

CELL-FREE ENZYMES SIMPLIFY CONTROL & SCALE


Renewable
Feedstocks
1
2
...
30+
Pure
Products
High Yields

All activity goes into chemical production

INVIZYNE'S DISRUPTIVE SOLUTION: CELL-FREE BIOMANUFACTURING

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Enables chemical and drug companies to turn natural resources into valuable chemicals **sustainably and affordably**

Key Advantages

- Enables new products and markets by creating valuable chemicals and compounds that otherwise can not be made
- Enables new and better versions of existing chemicals at better prices

Environmentally Sustainable

- Significantly lowers carbon emissions and pollution by using cell-free enzymes and plant-based sugars and starches to create valuable chemicals

Low Production Costs

- Lower CAPEX
- Higher yields
- Less downstream processing
- Fast R&D cycles

Fast Time-To-Market

- Rapid design, testing and proof of feasibility makes it cost-effective.
- No toxicity concerns because there are no fragile cells to keep alive.

Demonstrated Approach

- Moving to commercial production scale with more products after demonstrating manufacturing scaling feasibility

Recognized leader of Cell-Free Biomanufacturing in peer-reviewed scientific journals

3X published in


nature
chemical biology
Evolutionary roadmap
SYNTHETIC MICROBIOLOGY
Going the distance
MOTOR PROTEINS
Tug of war
RNA-BINDING PROTEINS
Light it on

4X published in


nature
COMMUNICATIONS

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Demonstrated **game-changing improvements** in manufacturing feasibility versus competitors

Flavors/Fragrances - Terpenes


16 g/L
3.6 g/L
4.4x more product
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Competitors[1]

Pharmaceuticals - CBGA


27.5 g/L
3-4 g/L*
~7x more product
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Competitors[2, 3]
*CBG not CBGA

Biofuels - Isobutanol


275 g/L
90 g/L
3x more product 2x faster
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Competitors

Footnotes

1. https://www.ncbi.nlm.nih.gov/pmc/articles/PMC7221582/
2. https://www.proactiveinvestors.com/companies/news/960900/willow-biosciences-ramps-up-production-titer-delivers-corporate-update-960900.html
3. https://www.ieabioenergy.com/blog/publications/progress-in-the-commercialization-of-biojet-sustainable-aviation-fuels-technologies-potential-and-challenges/

DE-RISKING PROCESS AT INVIZYNE

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Developing **cell-free biomanufacturing solutions** ready for commercialization

PRODUCT SELECTION

Biofuels, APIs, industrial chemicals, foods, flavors, fragrances

FUNDING

$1-$2MM in funding by partner, govt grants or JDA

STEP 1

DESIGN PATHWAYS TO TARGET CHEMICAL



Design enzyme systems (known or designable reactions)

Evaluate systems for practicality

Evaluate for ultimate expected cost of manufacturing

STEP 2

BUILD LAB SCALE WORKING PROTOTYPE



Express enzymes

Mix enzymes, cofactors, inputs

Optimize concentrations for production of target chemical

Refine cost of manufacturing

STEP 3

ENZYME OPTIMIZATION



Improve enzyme production

Improve enzyme stability

Improve reaction rate/specificity of selected enzyme

Refine cost of manufacturing

STEP 4

DEVELOP PILOT SCALE PRODUCTION



Demonstrate initial scalability

1 L to 100 L scale

Knowledge gained in Steps 1-3 makes this a reliable process

COMMERCIALIZATION

SimplePath System Ready for manufacturing, license, joint venture, or spin out

Estimated Costs	Step 1	Step 2	Step 3	Step 4
	1 month $50K	6 months $100K-200K	1 -24 months $100K-$2MM	6-12 months $1MM

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$13MM+ in grants enabling and accelerating the development of platform technology

National Institute of Mental Health (NIH)

Cannabinoids Phase I SBIR	$150k
Cannabinoids Phase II SBIR	$2MM
Methylation Phase I SBIR	$255k

U.S. DEPARTMENT OF ENERGY

Cofactors Phase II SBIR	$2MM
Isobutanol BETO	$2.1MM + $3.7MM
Alcohols ARPAe	$1.6MM
Proteins ARPAe SBIR	$500k
Cofactors Phase IIb	$1.2MM

NREL — NATIONAL RENEWABLE ENERGY LABORATORY

Proteins TCF	$150k
Cell-Free Subcontract	$50k

COMMERCIALIZATION STRATEGY

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Solution Selling/Business Development

- Pharma Companies
- Chemical Companies
- Government
- JV or Internal-Driven Business Opportunities

Product/Market Selection

Proven Feasibility:

Biofuels
Pharmaceuticals
Flavors/Fragrances

Potential Future:

Novel Drugs
Foods
Creams
Drinks
Fragrances
Paints
Dyes
Flavors
1,000+ more

Commercial Development →

Government Grants →

INVIZYNE FOCUS

Cell-Free Technology Development & Customization


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Commercialization Strategies

- **License with Royalty & Enzyme Sales** →
- **Joint Ventures** →
- **Purpose Built Subsidiaries** →

Productization & Go-to-Market



Partner Company



Co-Owned Company



NewCo

Business model leverages IP for proprietary **processes, R&D platform and key enzymes**

10+ patents and substantial trade secrets protecting:

Novel Cell-Free Biomanufacturing

Processes for novel cell-free biomanufacturing and ongoing enzyme-based production

Novel Enzymes

Novel enzyme systems developed to produce select products

Novel & Rare Chemicals

Composition of Matter for New Drugs and Chemical Entities

Advanced AI and R&D Platform

Advanced AI and R&D platform, allowing for fast and cheap enzyme optimization and cell-free biomanufacturing

Trade Secrets

Trade secrets for critical R&D processes learned internally that will never be shared or disclosed

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Focus on opportunities and markets that **create value for shareholders**


High Value, Clear Path to Market
Quick wins with significant value. Prioritize for immediate action.
High Value, Difficult Path to Market
Long-term strategic projects. Requires planning & resource allocation.
Low Value, Clear Path to Market
Evaluate if aligns with other strategic goals before pursuing.
Low Value, Difficult Path to Market
Reconsider or deprioritize unless there are indirect benefits.
Potential Value Creation
Difficulty of Commercialization

POTENTIAL PARTNERS BY MAJOR VERTICAL

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PHARMA/APIs

Lilly, Spectrum Therapeutics, Novartis, Otsuka, Roche, Merck, Bristol Myers Squibb, Pfizer, Tetra Bio-Pharma, Chrysea, Johnson & Johnson, Hanmi, Daiichi-Sankyo, Takeda, Benuvia, Eisai U.S., Zynerba Pharmaceuticals, gsk, Tilray Brands, Sanofi, Regeneron, Cronos Group, Samsung Biologics, Celltrion, astellas, Schedule 1 Therapeutics, Yuhan USA, satipharm, Corbus, Chugai, Gilead, Jazz Pharmaceuticals, Ajinomoto, sunovion, ferment, abbvie, Amgen, Medexus Pharma, Biogen, Lonza, GC Biopharma, SK bioscience, Ipsen, Artelo Biosciences, AstraZeneca, novo nordisk, Lexaria Bioscience, PureTech, IntelGenx Corp

FOOD/FLAVORS/FRAGRANCES

Ajinomoto, Firmenich, Döhler, Corbion, Kerry, Robertet, Tate & Lyle, McCormick, Conagen, Naturex, Danaher, Givaudan, Ingredion, ColoriFix, htba, ADM, iff, dsm-firmenich, Takasago, Isobionics, Lesaffre, symrise, Ralph Lauren, Evolva, Sensient, Phytolon, octarine

ENERGY TRANSITION/BIOFUELS

Green Plains, gevo, innventure, Central National, Sumitomo, world energy, Cargill, BASF, claeris, Monument Chemical, POET, Matsui Corporation, Bio Well, novo holdings, ADM, Byogy Renewables, Neste, novozymes, NXTCLEAN Fuels

INDUSTRIAL CHEMICALS

Dow, innventure, Clariant, sabic, DuPont, Corteva agriscience, Eastman, lyondellbasell, Bayer, OMV, Henkel, AkzoNobel, Solvay, Croda, stahl, BASF, Evonik, Mitsubishi Chemical Group

*Please note: This is not meant to be considered a list of current customers/partners, but rather examples of partnership candidates.

PARTNERSHIP DEAL FUNNEL OPTIMIZATION

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1. Initial Discussions
2. Technical Alignment
3. Deal Terms Discussion
4. Term Sheet
5. Definitive Agreement
6. Deal Close
7. Nurture Accounts

Key Considerations

- Discernment in deal selection
- Balanced funnel dynamics
- Continuous replenishment
- Efficient transition and progression
- Quality over quantity
- Strategic abandonment

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Isobutanol used as **Sustainable Aviation Fuel (SAF)**

- A liquid fuel already used in commercial aviation, which reduces CO_2 emissions by up to 80%
- Comprises less than 0.1% of aviation fuels, but all airlines are looking for suppliers
- Healthy premiums/subsidies paid for SAF over fossil fuels
- A politically mandated hyper-growth market in both US and EU
- 70% of jet fuels at EU airports mandated to be SAF by 2050

Total Addressable Market (U.S.)



$220 Billion
$793 Billion
2022
2030

Source: The International Air Transport Association (IATA.org) and Acumen Research and Consulting

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Cell-free, enzyme-based biomanufacturing for **drug discovery and development**

- Enables new and better drugs otherwise impossible to make
- Allows for the biochemical engineering and mass production of a new generation of complex drug molecules, by overcoming the limitations of cellular metabolism and first-generation synthetic biology
- Allows for chemical engineering level control (biocatalysis) at never seen before levels by using the best of biology and chemistry simultaneously



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By partnering, instead of trying to compete, we have **multiple shots on goal in multiple markets**

Limited Downside

- Downside protected by foundational patents
- High market impact, but capital light because development costs offset by government grants and partners

Unlimited Upside

- Wide range of market possibilities
- Multiple potential revenue streams per market:
  - License fees
  - Royalties (1%—8%)
  - Critical enzyme sales that no one else can make

High Impact on NPV

- Unique ability to disrupt multiple, multi-billion-dollar markets
- Value creation significant without the risk profile and cost of competing directly
- Potential to generate significant investor returns relative to capital requirement

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Five building blocks for the next three years

- Scaling Enzyme Production
- R&D Project & Facilities Expansion
- Expanding the Team of Talents
- Growing Isobutanol Business Unit & Partnerships
- Growing Pharma API Business Unit & Partnerships

OUR TEAM

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Experienced commercial leadership team including **the world's leading cell-free scientists**



Michael Heltzen
CEO



Tyler Korman Ph.D.
Co-Founder, VP of Research



Paul Opgenorth Ph.D.
Co-Founder, VP of Development



Michael Burns
EVP of Energy Transition



Zachary Karl Ph.D.
VP of Business Development

+ an expert team of 20+ scientists, chemical engineers, technicians, and business development professionals

INVIZYNE IPO SUMMARY

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+ $17.2 MM
+ $4.00 per share
+ 4,300,000 shares
+ Proposed Ticker: IZTC
+ Trading expected on NASDAQ in July
+ Allocation preference given to MDBH shareholders / account holders
+ Management believes IPO qualifies for Section 1202/QSBS exclusion*

*You should consult your own tax, legal and accounting advisors before engaging in any transaction.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Invizyne Technologies, Inc. at 1-626-415-1488, or Public Ventures, LLP at 1-945-262-9038.

Enabling the

Cell-Free Biomanufacturing Revolution

Learn more at invizyne.com or contact:

Michael Heltzen
CEO

Invizyne Technologies Inc.
750 Royal Oaks Drive, Suite 106
Monrovia, CA 91016
Michael.H@Invizyne.com


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